Exhibit 99.1
SUNNOVA APPOINTS MARY YANG TO ITS BOARD OF DIRECTORS

HOUSTON, October 13, 2021 — Sunnova Energy International Inc. (“Sunnova”) (NYSE: NOVA), one of the leading U.S. residential solar and storage service providers, announced today the appointment of Mary Yang as an independent Class III director of the Company's Board of Directors effective Wednesday, October 13th, 2021. Yang has more than 25 years of experience in technology through a career focused on advising companies on strategic investments, alliance opportunities and global M&A activity. The addition of Yang to the Board of Directors brings the total number of directors to ten.

“Mary’s strategic insights and deep experience in high-growth global technology businesses will complement Sunnova’s focus on accelerating our software development and innovation to improve the services we provide dealers and customers,” said William J. (John) Berger, Chairman and Chief Executive Officer of Sunnova. “We’re excited to welcome Mary to the board and know that her contribution will be vital to our growth and evolution as a technology-enabled service provider."

Yang currently serves as Senior Vice President and Chief Strategy Officer of Ciena Corporation, a networking systems, services and software company, a position she has held since April 2020. Prior to joining Ciena, she served as Vice President of Corporate Development /Business Development at NIO Inc., a leader in the design and development of smart, high-performance electric vehicles from February 2016 to April 2020. Previously, Yang served as Vice President of Corporate Development and Strategic Alliances at Fortinet, Inc., a global leader in cybersecurity solutions, from July 2014 to February 2016. In addition, she previously held senior leadership roles in strategy and corporate development at leading communications companies, including Cisco Systems, Inc. and Nortel Networks Limited.

Yang holds several academic degrees from Stanford University, including a Juris Doctorate, Master of Business Administration, Master of Science in Management Science and Engineering, and Bachelor of Arts in Quantitative Economics.

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About Sunnova
Sunnova Energy International Inc. (NYSE: NOVA) is a leading residential solar and energy storage service provider with customers across the U.S. and its territories. Sunnova's goal is to be the source of clean, affordable and reliable energy with a simple mission: to power energy independence so that homeowners have the freedom to live life uninterrupted®.
For more information, please visit sunnova.com

Media Contact
Alina Eprimian, Sunnova
Alina.Eprimian@sunnova.com

Investor & Analyst Contact
Rodney McMahan
Vice President, Investor Relations
Rodney.McMahan@sunnova.com
281.971.3323